Exhibit 10.4(x)

PERFORMANCE-BASED RESTRICTED STOCK RIGHTS (TSR and ROC)
ISSUED UNDER
RYDER SYSTEM, INC. 2012 EQUITY AND INCENTIVE COMPENSATION PLAN

2013 TERMS AND CONDITIONS

The following terms and conditions apply to the 2013 performance-based restricted stock rights (the “PBRSRs”) granted by Ryder System, Inc. (the “Company”) under the Ryder System, Inc. 2012 Equity and Incentive Compensation Plan (the “Plan”), as specified in the Performance-Based Restricted Stock Rights Award Notification (the “Notification”) which references these terms and conditions. Certain terms of the PBRSRs including the number of Shares underlying the PBRSRs, are set forth in the Notification. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall administer the PBRSRs in accordance with the Plan. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan or in the Notification.

1.
General. Each PBRSR represents the right to receive one Share on a future date based upon the attainment of certain financial performance goals and continued employment, on the terms and conditions set forth herein, in the Notification and in the Plan, the applicable terms, conditions and other provisions of which are incorporated by reference herein (collectively, the “Award Documents”). A copy of the Plan and the documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933, have been made available to the Participant prior to or along with delivery of the Notification. In the event there is an express conflict between the provisions of the Plan and those set forth in any other Award Document, the terms and conditions of the Plan shall govern. It is intended that the PBRSRs qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.

The terms and conditions contained herein may be amended by the Committee as permitted by the Plan; none of the terms and conditions of the PBRSRs may be amended or waived without the prior approval of the Committee. Any amendment or waiver not approved by the Committee will be void and have no force or effect. Any employee or officer of the Company who authorizes any such amendment or waiver without the prior approval of the Committee will be subject to disciplinary action up to and including forfeiture of his or her PBRSRs and/or termination of employment (unless otherwise prohibited by law). All decisions and determinations made by the Committee relating to the PBRSRs shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the Plan.

2.	Financial Performance Goals.

Fifty percent (50%) of the number of PBRSRs subject to an Award as set forth in the Notification (the “Target PBRSRs”) will accrue based on the Company’s Return on Capital and fifty percent (50%) of the number of PBRSRs subject to an Award as set forth in the Notification will accrue based on the Company’s TSR Rank (as defined in Section 2).

Return on Capital

With respect to each ROC Performance Period, the Company’s ROC, as finally determined by the Committee pursuant to this Section 2, will be measured annually against a Maximum ROC, Target ROC and Threshold ROC, and the right to the PBRSRs will accrue, based on the following schedule:

Company’s ROC	ROC Accrual Percentage
Maximum ROC	125%
Target ROC	100%
Threshold ROC	25%
Below Threshold ROC	0%

For purposes of the schedule above, by March 31 of each ROC Performance Period, the Committee will determine the Maximum ROC, Target ROC and Threshold ROC for such ROC Performance Period. If the Company’s ROC falls between the measuring points on the foregoing schedule, the ROC Accrual Percentage for such ROC Performance Period will be determined proportionally between the measuring points. Any fractional PBRSR resulting from the vesting of the PBRSRs shall be rounded down to the nearest whole number.

Once established, the Maximum ROC, Target TOC and Threshold ROC shall not be changed during the ROC Performance Period; provided, however, if the Committee determines that external changes or other unanticipated business conditions have materially affected the fairness of the applicable performance goals, then the appropriate adjustments may be made to the applicable performance goals (either up or down) during the ROC Performance Period.

As soon as practicable after the end of the applicable ROC Performance Period, the Committee will review and approve the calculation of the Company’s ROC for purposes of determining the ROC Accrual Percentage. The Company’s ROC will be calculated in accordance with generally accepted accounting principles (“GAAP”), provided that, the Committee may exclude or include the following items from actual results in determining performance (i) changes in accounting principle, standard or policy; (ii) changes in law or regulation; (iii) asset impairments; (iv) restructuring charges; (v) discontinued operations; and (vi)  non-operational or non-recurring items, in each case, other than those included in the Company’s Target ROC for the relevant ROC Performance Period.

TSR Rank

At the end of each TSR Performance Period, the Company TSR and the Total Shareholder Return of the companies included in the Comparator Group for that TSR Performance Period will be ranked from highest to lowest, with the Company’s rank being defined as the “Company’s TSR Rank”. The right to the PBRSRs will accrue, based on the following schedule:

Company’s TSR Rank	TSR Accrual Percentage
1 – 10	125%
11	118.75%
12	112.50%
13	106.25%
14	100%
15	85%
16	70%
17	55%
18	40%
19	25%
20 – 28	0%

If any company in the Comparator Group does not have a stock price that is quoted on a national securities exchange during the last ten (10) trading days of the applicable TSR Performance Period, such company will be deleted from the Comparator Group effective at the beginning of such TSR Performance Period . Notwithstanding the foregoing, if any company(ies) in the Comparator Group file for bankruptcy, become insolvent or dissolve prior to the end of the applicable TSR Performance Period, such company(ies) will be deemed to be ranked last among all companies in the Comparator Group. If the number of companies in the Comparator Group changes, the Committee will, if deemed necessary, adjust the TSR Accrual Percentages forth above, consistent with the methodology used to determine the TSR Accrual Percentages set forth above.

Any fractional PBRSR resulting from the vesting of the PBRSRs shall be rounded down to the nearest whole number.

3.
Delivery of Shares. Provided that the Participant remained continuously employed through the end of the Three-Year Performance Period (but subject to Section 4 below), the number of Shares equal to the number of Accrued PBRSRs, net of the number of Shares necessary to satisfy applicable withholding taxes, will be transferred to an account held in the name of the Participant by the Company’s independent stock plan administrator and the Participant will receive notice of such transfer together with all relevant account details. Such transfer will occur as soon as practicable after the Committee has determined the ROC Accrual Percentage for the Third ROC Performance Period and the TSR Accrual Percentage for the Third TSR Performance Period, provided that in no event shall the transfer be made after March 15, 2016, unless administratively impracticable to do so.

4.	Termination of PBRSRs; Forfeiture. The PBRSRs will be cancelled upon the termination of the Participant’s employment with the Company and its Subsidiaries as described below.

(a)
Resignation by the Participant or Termination by the Company or a Subsidiary: Except as provided in subsection (b) below, upon any termination of a Participant’s employment with the Company and its Subsidiaries prior to the end of the Three-Year Performance Period, all outstanding PBRSRs, whether or not accrued, will be forfeited and the Participant will not have any right to delivery of Shares. In addition, even if a Participant remains employed through the end of the Three-Year Performance Period, if the Participant’s employment is subsequently terminated by the Company or a Subsidiary for Cause, the right to any undelivered Shares shall be forfeited, and the Company shall have the right to reclaim and receive from the Participant any Shares delivered to the Participant pursuant to Section 3 within the one year period before the date of the Participant’s termination of employment, or to the extent the Participant has transferred such Shares, the equivalent after-tax value thereof (as of the date the Shares were transferred by the Participant) in cash.

(b)
Termination by reason of Death, Disability or Retirement: If a Participant’s employment terminates due to death, Disability or Retirement prior to the end of the Three-Year Performance Period, the Participant (or his or her Beneficiary, in the event of death) will be entitled to receive a pro-rata number of Shares that would have been delivered pursuant to Section 3 had the Participant remained employed through the end of the Three-Year Performance Period, based on the number of days during the Three-Year Performance Period that the Participant is considered to be an active employee as determined by the Company, payable at the time and manner specified in Section 3 above.

(c)
Proscribed Activity: If, during the Proscribed Period but prior to a Change of Control, the Participant engages in a Proscribed Activity, then the Company shall have the right to reclaim and receive from the Participant all Shares delivered to the Participant pursuant to Section 3 during the one year period immediately prior to, or at any time following, the date of the Participant’s termination of employment, or to the extent the Participant has transferred such Shares, the after-tax equivalent value thereof (as of the date the Shares were transferred by the Participant) in cash.

5.
Change of Control. Notwithstanding anything contained herein to the contrary, unless otherwise determined by the Committee prior to a Change of Control which occurs during the Three-Year Performance Period, immediately prior to any such Change of Control, each Participant shall be entitled to delivery of a number of Shares equal to the sum of (a) with respect to each completed Performance Period, the number of Accrued PBRSRs at the time of the Change of Control, and (b) with respect to each uncompleted Performance Period, the Target PBRSRs. Upon the occurrence of a Change of Control, all Shares subject to Accrued PBRSRs, will be delivered to the Participant in accordance with Section 3 above; provided that such Change of Control constitutes a change “in ownership” or “effective control” or a change in the “ownership of a substantial portion of the assets” of the Company under Section 409A of the Code and the rulings and regulations issued thereunder (any such transaction, a “409A Compliant COC”). In the event that such Change of Control does not constitute a 409A Compliant COC (any such transaction, a “Non-409A Compliant COC”), to the extent that the Accrued PBRSRs are no longer subject to a substantial risk of forfeiture, each Accrued PBRSR will be converted into a right to receive a cash payment equal to the Fair Market Value of a Share on the date on which the Change of Control occurs. Such cash payment will be distributed to the Participant on the earlier of the otherwise applicable distribution date set forth in Section 3 above and the Participant’s separation from service (as defined by Section 409A of the Code).

To the extent (i) a Participant’s employment was terminated by the Company other than for Cause or Disability within the 12 months prior to the date on which the Change of Control occurred, (ii) during such 12 month period the Participant did not engage in a Proscribed Activity, and (iii) the Committee determines, in its sole and absolute discretion, that the decision related to such termination was made in contemplation of the Change of Control, then upon the Change of Control, the Participant will become entitled to a cash payment equal to the product of: the Fair Market Value of a Share on the date of the Change of Control and the number of Shares to which the Participant would otherwise have been entitled pursuant to the preceding paragraph on the date of the Change of Control if the Participant’s employment had continued until the date of the Change of Control. In the event of a 409A Compliant COC, such cash payment will be made in a lump sum on the date on which the Change of Control occurs. In the event a Non-409A Compliant COC occurs, the cash payment will be distributed to the Participant on the first anniversary of the Participant’s separation from service.

In the event of a Non-409A Compliant COC, then immediately prior to or in connection with the consummation of the Change of Control, the Company shall pay into one or more trust(s) (the “Trust(s)”) established between the Company and any financial institution with assets in excess of $100 million selected by the Company prior to the Change of Control, as trustee (the “Trustee”), such amounts as are required in order to fully pay the amounts payable pursuant to this Section 5 or as are otherwise required pursuant to the terms of the Trust(s), with payment to be made in cash or cash equivalents. Thereafter, all amounts payable pursuant to this Section 5 shall be paid out of the Trust(s); provided, however, that the Company shall retain liability for and pay the applicable Participant any amounts or provide for such other benefits due the Participant under the Plan for which there are insufficient funds in the Trust(s), for which no funding of the Trust(s) is required, or in the event that the Trustee fails to make timely payment.

6.
Rights as a Shareholder; Dividend Equivalent Rights. The Participant will not have the rights of a shareholder of the Company with respect to Shares subject to the PBRSRs until such Shares are actually delivered to the Participant. At the time Shares are delivered to the Participant pursuant to Section 3 or Section 5, as applicable, the Company will make a cash payment equal to the product of (i) the number of Accrued PBRSRs, and (ii) the aggregate dividends paid on a Share during the Three-Year Performance Period.

7.
U.S. Federal, State and Local Income Tax Withholding. The PBRSRs will not be taxable until the Shares are delivered. The Shares when delivered will be taxable to the Participant at their then Fair Market Value as ordinary income, subject to wage-based withholding and reporting. If the Participant is also receiving cash under any performance-based cash awards, the Company will first satisfy the withholding obligations for the PBRSRs by reducing the performance-based cash, in an amount sufficient to satisfy the withholding obligations. If, after the Company has reduced all of the performance-based cash, there are still withholding tax obligations due, the Company will reduce the number of Shares to be delivered to the Participant in an amount sufficient to satisfy the balance of the withholding obligations due (based on the Fair Market Value of the Shares on the vesting date for the related PBRSRs). The payment of cash dividend equivalents will be taxable to the Participant as ordinary income when paid, subject to wage-based withholding and reporting. This Section 7 shall only apply with respect to the Company’s U.S. federal, state and local income tax withholding obligations. The Company may satisfy any tax obligations it may have in any other jurisdiction in any manner it deems, in its sole and absolute discretion, to be necessary or appropriate.

8.
Statute of Limitations and Conflicts of Laws. All rights of action by, or on behalf of the Company or by any shareholder against any past, present, or future member of the Board of Directors, officer, or employee of the Company arising out of or in connection with the PBRSRs or the Award Documents, must be brought within three years from the date of the act or omission in respect of which such right of action arises. The PBRSRs and the Award Documents shall be governed by the laws of the State of Florida, without giving effect to principles of conflict of laws, and construed accordingly.

9.
No Employment Right. Neither the grant of the PBRSRs nor any action taken hereunder shall be construed as giving any employee or any Participant any right to be retained in the employ of the Company. The Company is under no obligation to grant PBRSRs hereunder. Nothing contained in the Award Documents shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

10.
No Assignment. A Participant’s rights and interest under the PBRSRs may not be assigned or transferred, except as otherwise provided herein, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the PBRSRs or the Award Documents.

11.
Unfunded Plan. Any shares or other amounts owed under the PBRSRs shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure delivery or payment of any earned amounts.

12.	Definitions.

(a)	“Accrued PBRSRs” means the sum of (i) the ROC Accrued PBRSRs for all ROC Performance Periods and (ii) the TSR Accrued PBRSRs for all TSR Performance Periods.

(b)
“Cause” shall have the meaning set forth in any individual, valid, written agreement between the Participant and the Company or any Subsidiary, or, if none exists, shall mean a determination of “Cause” under any applicable Severance Plan, as in effect on the date of grant of the PBRSRs. Notwithstanding the foregoing, unless otherwise set forth in any individual, valid, written agreement between the Participant and the Company or any Subsidiary, during the one year period following a Change of Control, in no event shall a failure to meet performance expectations constitute Cause unless such failure was willful.

(c)	“Company TSR” means the Company’s Total Shareholder Return for a TSR Performance Period.

(d)
“Company’s Return on Capital” or “Company ROC” means the Company’s tax adjusted earnings from continuing operations, excluding interest, as a percentage of the sum of the Company’s average (i) debt, (ii) off-balance sheet debt and (iii) shareholders’ equity.

(e)	“Comparator Group” means the companies listed on Exhibit A hereto.

(f)
“Disability” means (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan of the Company; or (iii) a determination by the Social Security Administration that a Participant is totally disabled.

(g)	“First ROC Performance Period” means the period from January 1, 2013 through December 31, 2013.

(h)	“First TSR Performance Period” means the period from January 1, 2013 through December 31, 2013.

(i)	“Performance Period” means an ROC Performance Period or a TSR Performance Period, as applicable.

(j)	“Proscribed Activity” means any of the following:

(i)
the Participant’s breach of any written agreement between the Participant and the Company or any of its Subsidiaries, including any agreement relating to nondisclosure, noncompetition, nonsolicitation and/or nondisparagement;

(ii)
the Participant’s direct or indirect unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary, including, but not limited to, such matters as costs, profits, markets, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public;

(iii)
the Participant’s direct or indirect engaging or becoming a partner, director, officer, principal, employee, consultant, investor, creditor or stockholder in/for any business, proprietorship, association, firm or corporation not owned or controlled by the Company or its Subsidiaries which is engaged or proposes to engage in a business competitive directly or indirectly with the business conducted by the Company or its Subsidiaries in any geographic area where such business of the Company or its Subsidiaries is conducted, provided that the Participant’s investment in 1% or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange shall not be treated as a Proscribed Activity;

(iv)
the Participant’s direct or indirect, either on the Participant’s own account or for any person, firm or company, soliciting, interfering with or inducing, or attempting to induce, any employee of the Company or any of its Subsidiaries to leave his or her employment or to breach his or her employment agreement;

(v)
the Participant’s direct or indirect taking away, interfering with relations with, diverting or attempting to divert from the Company or any Subsidiary any business with any customer of the Company or any Subsidiary, including (A) any customer that has been solicited or serviced by the Company within one year prior to the date of termination of Participant’s employment with the Company and (B) any customer with which the Participant has had contact or association, or which was under the supervision of Participant, or the identity of which was learned by the Participant as a result of Participant’s employment with the Company;

(vi)
the Participant’s making of any remarks disparaging the conduct or character of the Company or any of its Subsidiaries, or their current or former agents, employees, officers, directors, successors or assigns; or

(vii)
the Participant’s failure to cooperate with the Company or any Subsidiary, for no additional compensation (other than reimbursement of expenses), in any litigation or administrative proceedings involving any matters with which the Participant was involved during the Participant’s employment with the Company or any Subsidiary.

(k)
“Proscribed Period” means the period beginning on the date of termination of Participant’s employment and ending on the later of (A) the one year anniversary of such termination date or (B) if the Participant is entitled to severance benefits in the form of salary continuation, the date on which salary continuation is no longer payable to the Participant.

(l)
“Retirement” means termination of employment for any reason (other than for Cause or by reason of death or Disability) upon or following attainment of age 55 and completion of 10 years of service, or upon or following attainment of age 65 without regard to years of service; provided that, Retirement shall not be deemed to occur unless such termination of service constitutes a separation from service, as defined by Section 409A of the Code.

(m)	“ROC Accrual Percentage” means the percentage of the PBRSRs that accrues at the end of each ROC Performance Period pursuant to Section 2 based on the Company's ROC.

(n)	“ROC Accrued PBRSRs” means, for each ROC Performance Period, the ROC Accrual Percentage for each ROC Performance Period times one-third of the ROC PBRSR Award.

(o)	“ROC PBRSR Award” means fifty percent (50%) of the number of PBRSRs awarded as specified in the Notification.

(p)	“ROC Performance Period” means the First ROC Performance Period, the Second ROC Performance Period, or the Third ROC Performance Period, as applicable.

(q)
“Rolling Total Shareholder Return” means, for each of the ten (10) consecutive trading days immediately preceding the first day of the applicable TSR Performance Period, the percentage change from (i) the closing stock price on such trading date to (ii) the closing stock price on the corresponding trading date in the last ten (10) consecutive trading days of the applicable TSR Performance Period, assuming reinvestment of dividends on the ex-dividend date.

(r)	“Second ROC Performance Period” means the period from January 1, 2014 through December 31, 2014.

(s)	“Second TSR Performance Period” means the period from January 1, 2013 through December 31, 2014.

(t)	“Third ROC Performance Period” means the period from January 1, 2015 through December 31, 2015.

(u)	“Third TSR Performance Period” means the period from January 1, 2013 through December 31, 2015.

(v)	“Three-Year Performance Period” means the period from January 1, 2013 through December 31, 2015.

(w)	“Total Shareholder Return” means, for each TSR Performance Period, the sum of the ten (10) Rolling Total Shareholder Return calculations for the applicable TSR Performance Period, divided by ten (10).

(x)	“TSR Accrual Percentage” means the percentage of the PBRSRs that accrues at the end of each TSR Performance Period pursuant to Section 2 based on the Company’s TSR Percentile.

(y)	“TSR Accrued PBRSRs” means, for each TSR Performance Period, the TSR Accrual Percentage for each TSR Performance Period times one-third of the TSR PBRSR Award.

(z)	“TSR PBRSR Award” means fifty percent (50%) of the number of PBRSRs awarded as specified in the Notification.

(aa)	“TSR Performance Period” means the First TSR Performance Period, the Second TSR Performance Period, or the Third TSR Performance Period, as applicable.

13.
Other Benefits. No amount accrued or paid under the PBRSRs shall be deemed compensation for purposes of computing a Participant’s benefits under any retirement plan of the Company or its Subsidiaries, nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the Participant’s level of compensation.

Exhibit A

ARKANSAS BEST CORP
AVIS BUDGET GROUP INC
C. H. ROBINSON WORLDWIDE INC
CELADON GROUP INC
CON-WAY INC
CSX CORPORATION
EXPEDITORS INTERNATIONAL OF WASHINGTON, INC
FEDEX CORPORATION
FORWARD AIR CORP
GATX CORPORATION
HEARTLAND EXPRESS INC
HERTZ GLOBAL HOLDINGS INC
HUB GROUP INC
J.B. HUNT TRANSPORT SERVICES INC
KNIGHT TRANSPORTATION INC
LANDSTAR SYSTEM INC
OLD DOMINION FREIGHT LINE INC.
PACER INTERNATIONAL INC
PHH CORP
SAIA INC
SWIFT TRANSPORTATION CO
TAL INTERNATIONAL GROUP INC
TRINITY INDUSTRIES
UNITED PARCEL SERVICE INC
UNIVERSAL TRUCKLOAD SERVICES INC
UTI WORLDWIDE INC
WERNER ENTERPRISES INC